Pitney Bowes Inc. - Form 10-Q
Six Months Ended June 30, 1997
Page 18 of 19
                                                                    Exhibit (ii)

                               Pitney Bowes Inc.
         Computation of Ratio of Earnings to Combined Fixed Charges and
                         Preferred Stock Dividends (1)


(Dollars in thousands)                                       Three Months Ended                     Six Months Ended
                                                                    June 30,                            June 30,
                                                           ---------------------------           ---------------------------
                                                               1997              1996             1997                  1996
                                                           --------           --------           --------           --------
Income before income taxes .....................           $200,110           $182,196           $383,745           $345,635

Add:
     Interest expense ..........................             52,692             48,971            104,597             98,883
     Portion of rents representative of the
         interest factor .......................             11,385             11,250             22,514             22,311
     Amortization of capitalized
         interest ..............................                244                229                487                457
     Minority interest in the income of
         subsidiary with fixed charges .........              3,065              1,991              5,031              4,110
                                                           --------           --------           --------           --------

Income as adjusted .............................           $267,496           $244,637           $516,374           $471,396
                                                           ========           ========           ========           ========

Fixed charges:
     Interest expense ..........................           $ 52,692           $ 48,971           $104,597           $ 98,883
     Capitalized interest ......................               --                  599               --                1,201
     Portion of rents
         representative of the
         interest factor .......................             11,385             11,250             22,514             22,311
     Minority interest excluding
         taxes, in the income of
         subsidiary with fixed charges .........              4,715              3,087              7,800              6,372
                                                           --------           --------           --------           --------

                                                           $ 68,792           $ 63,907           $134,911           $128,767
                                                           ========           ========           ========           ========

Ratio of earnings to combined
     fixed charges and preferred
     stock dividends ...........................               3.89               3.83               3.83               3.66
                                                           ========           ========           ========           ========

Ratio of earnings to fixed
     charges excluding minority
     interest ..................................               4.13               3.99               4.02               3.82
                                                           ========           ========           ========           ========

(1) The computation of the ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing income as adjusted by fixed charges and preferred stock dividends. Included in fixed charges is one-third of rental expense as the representative portion of interest.